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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-05190-A


PROSPECTUS SUPPLEMENT
(To Prospectus dated October 28, 1998)



                         900,000 Shares of Common Stock
                     900,000 Common Stock Purchase Warrants
                                  900,000 Units

                             THRIFT MANAGEMENT, INC.

         Thrift Management, Inc. (the "Company") has notified the record holders of the Company's outstanding redeemable warrants to purchase Common Stock (the "Warrants") that the time for redemption of the Company's outstanding Warrants has been extended to 5:00 p.m. New York time on Thursday, December 24, 1998. The Company has also notified the Warrant holders of its decision to further reduce the Warrant exercise price to $1.50.

         Each Warrant currently entitles the holder to purchase one share of the Company's Common Stock for $1.50 per share. The Company's Common Stock closed at $1.8125 per share on the OTC Bulletin Board on Friday, November 27, 1998.

         By a Notice of Redemption dated October 29, 1998, as supplemented on November 4, 1998, the Company originally provided notice of its intention to redeem the Warrants as of 5:00 p.m. New York time on Monday, December 14, 1998 and of its reduction of the Warrant exercise price to $2.24.

         AFTER 5:00 P.M. NEW YORK TIME ON THURSDAY, DECEMBER 24, 1998, THE WARRANTS MAY NO LONGER BE EXERCISED, THERE WILL BE NO MARKET FOR THE WARRANTS, AND HOLDERS OF THE WARRANTS WILL BE ENTITLED TO RECEIVE ONLY THE REDEMPTION PRICE OF $0.10 PER WARRANT.

         The Company's Warrant Agent is North American Transfer Co., 147 Merrick Road, Freeport, New York 11520, telephone: (516) 379-8501.





           The date of this Prospectus Supplement is December 1, 1998